Exhibit 23.3

Consent of Robert Gardner

Samson Oil & Gas Limited

Level 36, Exchange Plaza

2 The Esplanade

Perth, Western Australia 6000

Ladies and Gentlemen:

I hereby consent to the incorporation by reference in this Registration Statement on Form S-3, related prospectus, and any related prospectus supplement of Samson Oil & Gas Limited (the “Registration Statement”) of information taken from reserve reports prepared by me relating to the estimated quantities of Samson Oil & Gas Limited’s proved reserves of oil and gas for the year ended June 30, 2009 included in Samson Oil & Gas Limited’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011. I also consent to all references to me contained in such Registration Statement, including under the heading “Experts”.

Very truly yours, /s/ Robert Gardner

ROBERT GARDNER

Denver, Colorado

August 15, 2012